Exhibit 99.1

NEW SOUTH CAPITAL TRUST I CALLS FOR REDEMPTION ITS

8.50% CUMULATIVE TRUST PREFERRED SECURITIES

BIRMINGHAM, Alabama, February 2, 2004 – New South Bancshares, Inc. today announced that it will prepay all of its outstanding 8.50% Junior Subordinated Deferrable Interest Debentures due June 30, 2028 in the aggregate principal amount of $17,567,010 held by its subsidiary, New South Capital Trust I, and New South Capital Trust I will redeem all of its outstanding 8.50% Cumulative Trust Preferred Securities in the aggregate liquidation amount of $16,500,000 (AMEX: NBS.Pr.A) and its 8.50% Common Securities in the aggregate principal amount $1,067,010. The 8.50% Cumulative Trust Preferred Securities and the 8.50% Common Securities will be redeemed on March 5, 2004 at a redemption price equal to $10.00 per security plus accumulated and unpaid distributions through the redemption date.

On and after the redemption date, distributions on the redeemed securities will no longer accrue, such redeemed securities will no longer be deemed outstanding, and all rights with respect thereto will cease, except the right of holders of redeemed securities to receive the redemption price.

Notice of redemption will be sent to the holders of the 8.50% Cumulative Trust Preferred Securities to be redeemed by Deutsche Bank Trust Company Americas, as Property Trustee. Questions relating to such notice should be directed to Deutsche Bank Trust Company Americas Shareholders Relations at 1-800-735-7777.

New South Bancshares, Inc. is a unitary thrift holding company headquartered in Birmingham, Alabama. It has Trust Preferred Securities traded on the American Stock Exchange (NBS.Pr.A). Its principal subsidiary, New South Federal Savings Bank, is the largest thrift in Alabama and operates loan offices throughout the southern half of the United States. The company’s operations involve various types of lending and deposit products including residential mortgage lending, automobile installment lending, residential construction and land development lending, certificates of deposits and IRAs.